EX-99.e.3

DELAWARE FUNDSSM BY MACQUARIE
REGISTERED INVESTMENT ADVISERS AGREEMENT

We are the national distributor for all of the shares of all of the Classes (now existing or hereafter added) of all of the Funds in Delaware FundsSM by Macquarie which retain us, Delaware Distributors, L.P., to act as exclusive national distributor. The term “Fund” as used in this Agreement refers to each Fund in Delaware FundsSM by Macquarie which retains us to promote and sell its shares, and any Fund which may hereafter be added to Delaware FundsSM by Macquarie to retain us as national distributor. The term “Class” as used in this Agreement refers to a class of shares of a Fund as described in the Fund’s prospectus. You have indicated that you wish to act as agent for your customers in connection with the purchase, sale and redemption of Fund shares and/or desire to provide certain services to your customers relating to their ownership of Fund shares, all in accordance with the terms of this Agreement.

AGENT FOR CUSTOMERS: In placing orders for the purchase and sale of Fund shares, you will be acting solely as agent for your customers and will not have any authority to act as agent for us, any of the Funds or any of our affiliates or representatives. Each transaction in Fund shares will be initiated solely upon the order of a customer, or by you pursuant to a written agreement with a customer giving you investment discretion to act on such customer’s behalf, and shall be for the account of a customer. You also agree that you will not withhold placing with us orders received from your customers so as to profit yourself from such withholding. Neither you nor any of your employees or agents are authorized to make any representations concerning the Funds or Fund shares except those contained in the then current “Prospectus” and in written information issued by the Fund or by us as a supplement to the Prospectus. In purchasing Fund shares your customers may rely only on such authorized information.

OFFERING PRICE TO PUBLIC: Orders for shares received from you and accepted by a Fund or its agent, Delaware Service Company, Inc., will be at the public offering price applicable to each order as set forth in the Fund’s Prospectus. The manner of computing the net asset value of shares, the public offering price and the effective time of orders received from you are described in the Prospectus for each Fund. We reserve the right at any time, without notice, to suspend the sale of Fund shares.

PURCHASE PLANS: The purchase price on all orders placed by you will be subject to the then current terms and provisions of any applicable special plans and accounts as set forth from time to time in the Prospectus. We reserve the right, at any time, without prior notice, to modify, suspend or eliminate any such plans or accounts by amendment, supplement or revision to the Prospectus for the Fund.

SALES, ORDERS, AND CONFIRMATIONS: All orders must be made subject to confirmation and orders are subject to acceptance or rejection by the Fund in its sole discretion. Your orders must be wired, telephoned or written to the Fund or its agent. You agree to place orders on behalf of your customers for the number of shares in bona fide orders from your customers, or pursuant to the investment discretion granted to you by your customers, and at the price at which such shares are sold. We will not accept any conditional orders. It is agreed and understood that, whether shares are registered in the purchaser’s name, in your name or in the name of your nominee, your customer will have full beneficial ownership of the Fund shares.

FUND SERV PROCESSING: Firm’s orders will be placed via electronic transmission (Fund Serv). Fund Serv permits the transmission of shareholder trade and registration data between you and the Funds. Trade, registration and corrections on orders provided to the Funds’ agent through Fund Serv shall be accurate, complete and in the format prescribed by the NSCC. If for some reason there is failure of electronic transmission, orders can be placed via telephone and/or fax. These orders will need to be placed before 6:00 p.m. Eastern Standard Time registration and payment for these trades shall follow immediately.

PAYMENT AND ISSUANCE OF CERTIFICATES: The shares purchased by you hereunder shall be paid for in full at the public offering price by check payable to the Fund at its office, Fed Fund wire or NSCC within three business days after our acceptance of your order. If not so paid, we reserve the right, without notice, to cancel the sale and to hold you responsible for any loss sustained by us or the Fund (including lost profit) in consequence. Certificates representing Fund shares will not be issued unless a specific request is received from you or your customer. Certificates, if requested, will be issued in the names indicated by registration instructions accompanying payment.

REDEMPTION: The Prospectus describes the provisions whereby the Fund, under all ordinary circumstances, will redeem shares held by shareholders on demand. You agree that you will not make any representations to shareholders relating to redemption of their shares other than the statements contained in the Prospectus and the underlying organizational documents of the Fund to which it refers, and that you will quote as the redemption price only the price determined by the Fund. You shall not repurchase any shares from your customers at a price other than that next quoted by the Fund for redemption. You may charge a reasonable fee for services in connection with the repurchase by you from your customers of shares.

12b-1 PLAN: With respect to any Fund that offers shares for which a Plan has been adopted under Rule 12b-1 (individually a “12b-1 Plan”) of the Investment Company Act of 1940 (the “1940 Act”), you will be entitled to receive payments from the 12b-1 Plan fees for providing shareholder and administrative services to your customers who own Fund shares as set forth under the 12b-1 Plan(s) applicable to the Class or Classes of Fund shares purchased by your customers. Such shareholder and administrative services may include: answering inquiries regarding the Fund; assisting in changing dividend options, account designations and addresses; performing sub-accounting; establishing and maintaining shareholder accounts and records; processing purchase and redemption transactions; providing periodic statements and/or updates showing a customer’s account balance and integrating such statements with those of other transactions and balances in the customer’s other accounts serviced by you; and arranging for bank wires. You will transmit promptly to customers all communications sent to you for transmittal to customers by or on behalf of us, and the Fund or such Fund’s investment advisor, custodian or transfer or dividend disbursing agent. You will promptly answer all written complaints received by you relating to Fund accounts or promptly forward such complaints to us and assist us in answering such complaints. For such services we will pay you a fee, as established by us from time to time, based on a portion of the net asset value of the accounts of your customers in the various Classes of the Fund. We are permitted to make this payment under the terms of the 12b-1 Plans adopted by certain of the Funds, as such Plans may be in effect from time to time. The 12b-1 Plans in effect on the date of this Agreement are described in the Funds’ Prospectuses. Each Fund reserves the right to terminate or suspend its 12b-1 Plan at any time as specified in the Plan and we reserve the right, at any time, without notice, to modify, suspend or terminate payments hereunder in connection with such 12b-1 Plan. You will furnish the Fund and us with such information as may be reasonably requested by the Fund or its directors or trustees or by us with respect to such fees paid to you pursuant to this Agreement. You may request not to receive 12b-1 Plan fees. Any such request must be made to us in writing.

LEGAL COMPLIANCE: This Agreement and any transaction with, or payment to, you pursuant to the terms hereof is conditioned on your representation to us that, as of the date of this Agreement you are not, and at all times during its effectiveness you will not be, required to register as a broker or dealer under the Securities Exchange Act of 1934. You agree to notify us promptly in writing if this representation ceases to be true. You also agree that, regardless of whether you are a member of the NASD, you will comply with the rules of the NASD, including, in particular, Sections 2310, IM 2310-2, and 2830 of the NASD Conduct Rules, and that you will maintain adequate records with respect to your customers and their transactions, and that such transactions will be without recourse against you by your customers. Because you will be the only one having a direct relationship with the customer, you will be responsible in that relationship for insuring compliance with all laws and regulations, including those of all applicable federal and state regulatory authorities and bodies having jurisdiction over you or your customers to the extent applicable to securities purchases hereunder.

BLUE SKY MATTERS: We shall have no obligation or responsibility with respect to your right to sell Fund shares in any state or jurisdiction. From time to time we shall furnish you with information identifying the states under the securities laws of which it is believed a Fund’s shares may be sold. You will not transact orders for Fund shares in states or jurisdictions in which we indicate Fund shares may not be sold. You agree to offer and sell Fund shares outside the United States only in compliance with all applicable laws, rules and regulations of any foreign government having jurisdiction over such transactions in addition to any applicable laws, rules and regulations of the United States.

LITERATURE: We will furnish you with copies of each Fund’s Prospectus, sales literature and other information made publicly available by the Fund, in reasonable quantities upon your request. We shall file Fund sales literature and promotional material with the NASD and SEC as required. You agree to deliver a copy of the current Prospectus to your customers in accordance with the provisions of the Securities Act of 1933. You may not publish or use any sales literature or promotional materials with respect to the Funds without our prior review and written approval.

CUSTOMERS: The names of your customers will remain your sole property and will not be used by us except for servicing or informational mailings and other correspondence in the normal course of business.

NOTICES AND COMMUNICATIONS: All communications from you should be addressed to us at One Commerce Square, 2005 Market Street, Philadelphia, PA 19103. Any notice from us to you shall be deemed to have been duly given if mailed or telegraphed to you at the address set forth above. Each of us may change the address to which notices shall be sent by notice to the other in accordance with the terms hereof.

TERMINATION: This Agreement may be terminated by either party at any time by written notice to that effect and will terminate without notice upon the appointment of a trustee for you under any act of insolvency by you. Notwithstanding the termination of this Agreement, you shall remain liable for any amounts otherwise owing to us or the Fund and your portion of any transfer tax or other liability which may be asserted or assessed against the Fund, or us, or upon any one or more of our dealers, based upon the claim that you and such dealers or any one of them constitute a partnership, an unincorporated business or other separate entity.

AMENDMENT: This Agreement may be amended or revised at any time by us upon notice to you and, unless you promptly notify us in writing to the contrary, you will be deemed to have accepted such modifications.

GENERAL: Your acceptance hereof will constitute an obligation on your part to observe all the terms and conditions hereof. In the event you breach any of the terms and conditions of this Agreement, you will indemnify us, the Funds and our affiliates for any damages, losses, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to such breach, and we may offset such damages, losses, costs and expenses against any amounts due to you hereunder. Nothing contained herein shall constitute you, us and any dealers an association or partnership. All references in this Agreement to the “Prospectus” of a Fund refer to the then current version of the Prospectus and includes the Statement of Additional Information incorporated by reference therein and any supplements thereto. This Agreement supersedes and replaces any prior agreement between us and you with respect to your purchase and sale of Fund shares and is to be construed in accordance with the laws of the State of Delaware. Please confirm the Agreement by executing one copy of this Agreement below and returning it to us. Keep the enclosed duplicate copy for your records.

The undersigned hereby confirms this Agreement and acknowledges that any orders for Fund shares placed by it, on behalf of its Customer, during the effectiveness of this Agreement is subject to all the applicable terms and conditions set forth in this Agreement, and agrees to pay for the shares, as agent of its Customer, at the price and upon the terms and conditions stated in this Agreement. The undersigned hereby acknowledges receipt of Prospectuses relating to the Fund shares and confirms that, in executing this Agreement, it has relied on such Prospectuses and not on any other statement whatsoever, written or oral.

DELAWARE DISTRIBUTORS, L.P.

By:

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Title:

Date:
(DEALER)

By:

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Title:

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